Exhibit 10.1

TERMS SHEET

COMMONWEALTH BIOTECHNOLOGIES INC

AND

TRIPOS INC

April 18, 2007

This Terms Sheet, dated April 18, 2007 is entered into between

COMMONWEALTH BIOTECHNOLOGIES INC of 601 Biotech Drive, Richmond, VA 23235 USA (“CBI”);

and

TRIPOS INC of 1699 South Hanley Road, St. Louis, MO 63144-2319 USA (“TRIPOS”).

Introduction

A. CBI is a NASDAQ Capital Market listed company (NASDAQ Capital Market Code “CBTE”) that specializes in life sciences R&D outsourcing and offers cutting-edge expertise and a complete array of the most current synthetic and analytical technologies for the life science and bio-defence industries.

B. TRIPOS is a NASDAQ General Market listed company (NASDAQ General Market Code “TRPS”) that combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries.

C. TRIPOS is the legal and sole beneficial owner of all outstanding equity securities of Tripos Discovery Research [Pte Ltd] (“TDR”), which is a highly specialised medicinal and synthetic chemistry development company.

D. This Terms Sheet is intended to summarise the principal terms of CBI’s proposed acquisition of TDR from Tripos.

1.	PROPOSED ACQUISITION

CBI will acquire 100% of the outstanding equity securities of TDR (the “Transaction”).

2.	CONSIDERATION

Subject to the satisfaction of the conditions precedent noted below, CBI will acquire TDR for US$500,000 payable in cash (the “Transaction”). As a result of the Transaction, CBI will become the legal and beneficial owner of TDR, except for Receivables of US$1,800,000 (the “Base Receivables”), a sum that reflects US$720,559 of cash Advances to TDR that has been used as operating capital to cover employee salaries, business creditors, and capital lease payments. In the event that Tripos, in its discretion, makes further cash advances prior to completion of the transaction, the Base Receivables will be increased dollar for dollar in respect of the additional amounts Advanced up to the maximum value of the Receivables on completion of the Transaction. Tripos will collect outstanding and billed Receivables and retain those amounts up to the Base Receivables, as increased. Sums above this Base Receivable amount will be remitted to TDR.

3.	EMPLOYMENT ARRANGEMENTS

Contemporaneously with the execution of definitive agreements for the Transaction, certain key men will be identified who must enter into a mutually acceptable employment agreements to become effective as of the closing of the Transaction.

4.	REPRESENTATIONS AND WARRANTIES

In the documents effecting the Transaction, the parties will make customary representations and warranties (which will survive the closing of the Transaction) relating to the business, financial condition, contracts, liabilities, employees, and prospects of the parties and will provide customary indemnities. The Transaction documents will also contain customary covenants, closing conditions, and other provisions.

5.	CONDITIONS PRECEDENT

The following are conditions precedent to the completion of the Transaction:

•	The Board of Tripos approves the Transaction;

•	The Board of CBI approves the Transaction;

•	All necessary regulatory approvals are obtained both in the United Kingdom and in the United States of America;

•

Completion of a satisfactory due diligence exercise by CBI into the affairs of TDR and the Board of CBI shall have considered the results of the due diligence exercise and be satisfied with the outcome, in their sole and absolute discretion;

•	The following prescribed events do not occur prior to or during the period from the signing of this Terms Sheet and the completion of the Transaction:

•	there is a change in control of either party;

•	either party is the subject of any actual or contemplated legal proceedings outside the ordinary course of business; and

•	there is any adverse material change in the status of TDR.

6.	TERM, SATISFACTION AND WAIVER OF CONDITIONS PRECEDENT

•

The Conditions Precedent contained in Clause 5 must be satisfied within a period of 15 days of the date of signing of this Terms Sheet. Failure to satisfy the Conditions Precedent within 15 days will terminate this Terms Sheet.

•

There will be no active solicitation by Tripos. However, Tripos will continue to pursue the currently outstanding offer by certain TDR Management to purchase the business in parallel with the transaction contemplated in this term sheet. Tripos shall be entitled to receive and consider offers from third parties for the acquisition of TDR only after a period of 15 days has elapsed after the signing of this Terms Sheet.

•	There will be no change in the business or structure of Tripos during the period of the operation of this Term Sheet except for the pursuit of legitimate opportunities to grow the business.

7.	DUE DILIGENCE

Tripos will assist CBI in good faith in connection with the due diligence investigations contemplated by this Terms Sheet.

8.	CONFIDENTIALITY

“Confidential Information” of a party, as that phrase is used in this Terms Sheet and in any resulting agreement based on this Terms Sheet, will mean any and all technical and non-technical information, including, but not limited to, patent, copyright, trade secret and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, source code, object code, formulas and documentation related to the current, future and proposed products and services of such party, and includes without limitation such party’s information concerning its respective research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, advertiser lists, business forecasts, sales, merchandising, marketing plans and other business information. “Confidential Information” also includes proprietary or confidential information of any third party that may disclose such information to a party in the course of such party’s business.

The parties hereto agree that they will not make use of, disseminate or in any way disclose Confidential Information of the other party to any person, firm or business, except as required by applicable law or to the extent necessary to fulfil the purposes contemplated by this Terms Sheet and any definitive agreement based hereon and any purpose that the other party may hereafter authorise in writing. Each party agrees to treat all Confidential Information of the other party with the same degree of care as they accord to their own Confidential Information, and each party warrants that it will exercise reasonable care to protect its own Confidential Information. Each party will immediately give notice to the other party of any unauthorised use or disclosure of such party’s Confidential Information, and agrees to assist in remedying any such unauthorised use or disclosure of the other party’s Confidential Information.

A party’s obligations with respect to any portion of the other party’s Confidential Information will terminate when such party can provide evidence that (i) it was in the public domain at or subsequent to the time of its disclosure to the receiving party; (ii) it was rightfully in the receiving party’s possession free of any obligation of confidence at or subsequent to the time of its disclosure to the receiving party; (iii) it was developed by employees or agents of the receiving party independently of and without reference to any information communicated between the parties; or (iv) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Terms Sheet or under any final agreement based hereon.

All Confidential Information of a party will remain the property of the disclosing party and in the event of any termination of the negotiations, all Confidential Information, including all copies thereof, will be returned to the owner of such Confidential Information.

The parties agree and acknowledge that the requirement of confidentiality as set out herein will survive the termination of this transaction for a period of 10 years irrespective of whether a definitive agreement relating to the proposed Transaction is entered into or not.

9.	COSTS

The parties will be responsible for their own costs including the costs of obtaining all legal and accounting advice on this transaction.

10.	PUBLIC DISCLOSURE

Each party agrees that:

•	unless required by applicable law, it will not make any public announcements without first seeking the approval of the other;

•	the wording of any announcement will be drafted jointly and all announcements will be made jointly; and

•	unless required by applicable law, the timing of all announcements will be by mutual agreement between the parties.

Where a party is required by applicable law to make public disclosure of this Terms Sheet or the Transaction, such party will inform the other party of the requirement and the parties will attempt to jointly draft the notice in good faith.

11.	TERMINATION

This Terms Sheet will terminate in the event a definitive agreement relating to the Transaction is not executed on or before 04 May 2007. In addition, CBI may terminate this Terms Sheet at any time prior to the execution of a definitive agreement relating to the Transaction. Upon such termination, except as noted in clause 13 hereto, CBI shall have no further obligation (financial or otherwise) to Tripos.

12.	AMENDMENT

Any variation to this Terms Sheet must be in writing and executed by each party hereto.

13.	SURVIVAL OF CLAUSES

In the absence of a definitive agreement relating to the Transaction being entered into between the parties on or before 04 May 2007 or in the event of termination before completion of the Transaction, only clauses 8 (Confidentiality), 9 (Costs) and 10 (Public Disclosure) will survive the termination of this Terms Sheet.

Signed by the Parties

SIGNED for and on behalf of COMMONWEALTH BIOTECHNOLOGIES INC by its duly authorised officer in the presence of	) ) ) )	/s/ Paul D’Sylva
Signature

/s/ Richard J. Freer		Dr. Paul D’Sylva
Signature of Witness		Full Name

Richard J. Freer, Ph.D., Chairman and Chief Operating Officer		CEO
Full Name of Witness		Position

SIGNED for and on behalf of TRIPOS INC by its duly authorised officer in the presence of	) ) ) )	/s/ John P. McAlister
Signature

/s/ John Yingling		John P. McAlister, Ph.D.
Signature of Witness		Full Name

John Yingling CFO, Tripos (DE)		President & CEO
Full Name of Witness		Position